Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S   R E L E A S E

Date:	August 2, 2006
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR ANNOUNCES RECORD SALES FOR QUARTER, YEAR; BACKLOG AT RECORD HIGH.
OVER 1 MILLION SHARES REPURCHASED IN QUARTER;
CONTINUING INCREASES IN RV MARKET SHARE.
Thor Industries, Inc. (NYSE:THO), announced today record preliminary sales for the 3 and 12 months ended July 31, 2006. It also announced that its backlog was at a record high, that it has increased its market share in recreation vehicles, and that it has purchased over 1 million of its shares in the past 60 days.
Preliminary sales for the 3 months ended July 31, 2006 were a record $803 million, up 22% from $660 million last year. In the quarter, RV sales were a record $717 million, up 23% from $584 million last year and Bus sales were a record $86 million, up 13% from $76 million last year. Preliminary sales for the year were a record $3.064 billion, an increase of 20% compared to $2.558 billion last year. For the year, RV sales were a record $2.748 billion, up 19% from $2.308 billion last year and Bus sales were a record $316 million, up 26% from $250 million last year.
Backlog on August 1, 2006, was a record for this time of the year at $549 million, up 18% from $467 million last year. RV backlog was $333 million, about even with last year, and Bus backlog was $216 million, up 66% from last year.
“In the past 60 days we have purchased 1,045,200 of our shares at a total cost of $46.4 million. We believe our shares represent unusually good value at current prices and we will continue our stock repurchase plan. Cash and short term investments on July 31, 2006 were approximately $262 million, up from $209 million last year. Continuing strength in our retail RV sales and record order backlog bodes well for a positive start to the 2007 fiscal year which we expect will again see record continuing performance outpacing all our competitors,” said Wade F. B. Thompson, Thor Chairman.
Thor’s total RV market share through May is 28.9% compared to 27.2% last year according to Statistical Surveys. Thor has gained market share in each of its RV segments. Thor’s market share in travel trailers and fifth wheels is 32.2%, up from 31.0% last year. Thor’s market share in motor homes is 14.6% this year versus 12.5% last year. In May, Thor was the second largest motor home manufacturer with 17.3% of the market and was the largest manufacturer of Class C motor homes with 24.9% of the segment.
“Thor towable exports to Canada continue to be significant with the Canadian dollar at 88¢. In our view, this accounts for much of the discrepancy between wholesale shipments and retail sales published by Statistical Surveys, as wholesale shipments include Canadian exports and Statistical Surveys do not,” added Thompson.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses.
This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company’s filings with the Securities and Exchange Commission.